Exhibit 99.1

April 8, 2004

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526
Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp (541) 385-6205

CASCADE BANCORP (OREGON) (NASDAQ: CACB) ANNOUNCES SOLID FINANCIAL RESULTS FOR THE FIRST QUARTER OF 2004, WHILE ACHIEVING STRONG LOAN AND DEPOSIT GROWTH IN ITS NEW SOUTHERN OREGON AND PORTLAND MARKETS:

-	Share and per share amounts retroactively adjusted for the 5 for 4 stock split announced March 22, 2004 payable April 9, 2004
-	2004 results include the operations of Community Bank of Grants Pass purchased effective January 1, 2004

Highlights For The First Quarter 2004

•	New Market Growth: Early stage growth in Portland and Southern Oregon start-up markets above management’s expectations.
•	Earnings: Net Income at $3.4 million with Earnings per Share (diluted) at $.20, comparable to the year ago quarter; results include ($.02) in incremental net costs associated with start-up markets.
•	Loan Growth: Company-wide total loans were up $143 million or 27.1% compared to year ago quarter (including $35.9 million arising from Community Bank of Grants Pass acquisition on January 1, 2004).
•	Deposit Growth: Total deposits up nearly $200 million or 38.3% vs. year ago (including $41.9 million from Community Bank of Grants Pass acquisition).
•	Acquisition Completed: Community Bank of Grants Pass acquisition was completed January 1, 2004 with strong customer acceptance and retention with positive loan and deposit growth during the quarter.
•	Very Positive Credit Quality: Credit quality continued very strong with delinquencies only .10% of total loans; net charge-offs at .06% (annualized).

FINANCIAL PERFORMANCE:

BEND, OR, April 8/PRNewswire-First Call/--Cascade Bancorp (Nasdaq: CACB) announced solid financial results for the first quarter of 2004, achieving strong loan and deposit growth in its new Southern Oregon and Portland markets.  Net Income for the quarter ended March 31, 2004, was up 5.3% to $3.4 million compared to $3.2 million for the year ago quarter, as the net costs of its start-up banking offices in Southern Oregon and Portland, Oregon slowed earnings growth from the Company’s traditional double digit pace. As anticipated, earnings per share (EPS-diluted) were $.20, comparable to the first quarter a year earlier, with new market net costs reducing first quarter EPS by approximately ($.02).  All share and per-share amounts are adjusted for a 5 for 4 stock split announced March 22, 2004 to be paid on April 9, 2004.  In addition, the Company’s financial results include the accounts and transactions of Community Bank of Grants Pass beginning January 1, 2004.

First quarter return on tangible equity was 20.4%, while return on book equity declined to 18.4% from over 20% historically due to the effect of purchase accounting for the acquired Community Bank of Grants Pass.  Return on Assets was solidly above peer banks at 1.77% for the first quarter of 2004.

NEW MARKET INITIATIVES - SOUTHERN OREGON AND PORTLAND UPDATE:

Combined loan totals in the Company’s new markets stood at $101 million at March 31, 2004 while combined deposits were over $78 million. These amounts include $35.9 million and $41.9 million of loans and deposits, respectively, which were acquired January 1st in the acquisition of Community Bank of Grants Pass.   “In this early stage of our entry into new markets, we are pleased that growth has been above our expectations,” said Michael J. Delvin, President and Chief Operating Officer of Bank of the Cascades.  “Momentum appears solid in both Portland and Southern Oregon as our talented teams of in-market bankers are attracting quality loan customers as well as deposit-based businesses.”

In Southern Oregon, the integration of Community Bank of Grants Pass was completed in the first quarter, with good customer retention.  The expected runoff in Grants Pass’ higher rate Certificate of Deposits, was more than offset by increases in relationship account balances, underscoring the effective systems conversion, employee training, and service and product advantages available to previous Community Bank customers.  The merger is meeting targeted financial projections, with expense savings of over 25% and was accretive to EPS in Q1.

Financial results and growth in new market operations are ahead of schedule at this time, however, future success is dependent upon achievement of loan and deposit growth goals and other factors.  Management now anticipates that financial breakeven will be reached at the Medford branch in the second quarter of 2004, after just 9 months of operation.  Breakeven in the more expensive Portland market is targeted between 12 and 18 months from now. Net costs of new market start-up operations reduced current quarter net income by $.3 million (after tax) or about ($.02) per share.  The Company plans to open up to 2 new branch locations in Southern Oregon in the next year.  Please see cautionary note on “Forward Looking Statements” below.

LOAN GROWTH AND CREDIT QUALITY:

At March 31, 2004, the loan portfolio had grown to $668.5 million, up 27.1% compared to a year ago.  Excluding the loans acquired in the Community Bank of Grants Pass merger, generic loan growth was $45.4 million for the quarter, a 20.3% year-over-year increase and a 30.9% annualized sequential increase when compared to the year end 2003. A substantial portion of the first quarter’s generic loan growth was generated in the new Portland and Southern Oregon markets.  As expected, loan growth was seasonally modest in the Company’s Central Oregon market.  The winter quarter is typically one of modest growth due to seasonally slow construction and tourism activity, with growth historically accelerating into spring and summer.

The Company’s loan credit quality profile remained very positive with delinquent loans greater than 30 days past due at only .10% of total loans, while net loan charge-offs for the quarter were $.1 million or only .06% (annualized) of total loans, consistent with solid quality results of recent quarters.  The Reserve for Loan Losses at quarter end stood at a prudent 1.54% of total loans, an appropriate level under current circumstances and prevailing economic conditions.

DEPOSIT GROWTH:

At March 31, 2004, deposits were $713.3 million, up 38.3% or $197.4 million from a year ago.  The Grants Pass acquisition accounted for $41.9 million of the increase.  The Company’s core Central Oregon deposit totals were up nearly $100 million or 18.9% when compared to a year ago, while the first quarter of 2004  was relatively unchanged from year-end.  Growing balances in the Company’s new markets generated most of the generic deposit increases during the first quarter.

NET INTEREST MARGIN:

The Company reported its first quarter net interest margin (NIM) of 5.73%, comparable for the fourth quarter 2003. The yield on earning assets was stable at 6.33% compared to 6.32% for the preceding quarter.  Management anticipates that yields will resume a modest decline over the next several quarters as the Company strategically continues to seek to expand its prime-based commercial loans and as a result of intensifying price competition in the persistent low rate environment.   As a consequence, the margin will likely range between 5.65% to 5.90% over the next 12 to 18 months assuming interest rates remain stable to modestly higher (as currently expected by the financial markets).  Please see cautionary “Forward Looking Statements” below as well as the Company’s Form 10K annual report for further information on interest rate risk.

NON-INTEREST INCOME AND EXPENSE:

Non-Interest Income for the quarter was up 11.7% compared to the same period a year ago, as higher service fee revenue more than offset the expected decline in mortgage revenues (detailed below).  Service fee income increased 19.5% compared to the year ago quarter.  The increase is primarily as a result of higher volumes of customer banking transactions including strong customer acceptance and utilization of our overdraft protection product.

Residential mortgage origination activity continued to decline during the first quarter, from the record-setting pace of 2003.  The Company originated $32.9 million in residential mortgages during the quarter ended March 31, 2004 compared to $82.6 million for the year ago quarter and $41.1 million for the immediately preceding quarter. Pre-tax revenue generated from mortgage operations in the first quarter fell to $.6 million from $1.1 million in the fourth quarter.  This decrease was largely due to a $.5 million mortgage servicing rights (MSRs) recovery that was recorded in the fourth quarter.  The Company recorded no MSR valuation adjustment in the current quarter, with the carrying value of the MSRs at 0.90% of serviced loans compared to 0.91% at the prior quarter end and 0.83% for the year ago quarter.  Depending on the path of future interest rates, the Company expects modestly falling mortgage originations and related revenue over the course of the next few quarters.

Non-Interest Expense for the quarter increased 22.1% or $1.3 million compared to the same quarter in 2003.  Of that amount, $1.0 million is attributable to the new Portland and Southern Oregon expansion and increased operating expenses related to the purchase of Community Bank of Grants Pass.  When the year-over-year expense increase is adjusted for these factors, core expense growth was limited to only 3.8%.  Overall expense increases include staff costs in new markets and activities to meet growing business volumes and support for new markets.

BUSINESS STRATEGY:

The business strategy of the Company and its principal subsidiary, Bank of the Cascades, focuses on delivering personalized relationship banking, competitive financial products, and advanced technology applied for the convenience of customers.  Headquartered in Bend, Bank of the Cascades is committed to its’ mission of delivering the best in banking for the financial well being of customers.  The Bank was recently ranked in the top “10 Best Companies to Work For” in Oregon Business Magazine’s annual ranking.  The Bank currently operates 17 branches in the communities of Bend, Redmond, Sunriver, Sisters, Prineville, Salem, Keizer, Medford, Grants Pass and Portland. The Company is expecting to open up to 5 additional banking offices in Oregon in 2004 in Central and Southern Oregon markets.  For further information on the Company, please visit http://www.botc.com.

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to fluctuations in interest rates, inflation, government regulations and general economic conditions, and competition within the business areas in which the Company is conducting its operations. For a discussion of factors, which could cause results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission and the Company’s press releases. When used in this release, the words or phrases such as “will likely result in”, “management expects that”, “will continue”, “is anticipated”, “estimate”, “projected”, or similar expressions, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Cascade Bancorp and PSLRA’s safe harbor provisions.

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CASCADE BANCORP
Selected Consolidated Financial Highlights
(In thousands, except share data and ratios; unaudited)
(Share and per share amounts retroactively adjusted for the 5 for 4 stock split announced March 22, 2004 payable April 9, 2004)

	1st Qtr 2004	1st Qtr 2003	% Change

Balance Sheet Data (at period end)
Investment securities	$32,707	$24,361	34.3%
Loans, gross	668,520	525,944	27.1%
Total assets	811,288	597,464	35.8%
Total deposits	713,327	515,947	38.3%
Non-interest bearing deposits	268,986	194,937	38.0%
Core Deposits (1)	696,327	498,564	39.7%
Total shareholders’ equity	76,113	53,507	42.2%
Income Statement Data
Interest income	$11,195	$9,846	13.7%
Interest expense	1,060	1,004	5.6%
Net interest income	10,135	8,842	14.6%
Loan loss provision	650	700	-7.1%
Net interest income after loan loss provision	9,485	8,142	16.5%
Noninterest income	3,129	2,801	11.7%
Noninterest expense	6,980	5,718	22.1%
Income before income taxes	5,634	5,225	7.8%
Provision for income taxes	2,231	1,994	11.9%
Net income	$3,403	$3,231	5.3%
Share Data (2)
Basic earnings per common share	$0.21	$0.21	-0.3%
Diluted earnings per common share	$0.20	$0.20	-1.3%
Book value per common share	$4.58	$3.41	34.4%
Cash dividends declared per common share	$0.06	$0.06	0.0%
Ratio of dividends declared to net income	31.16%	31.06%	0.3%
Basic Average shares outstanding	16,570	15,683	5.7%
Fully Diluted average shares outstanding	17,240	16,156	6.7%
Key Ratios
Return on average total shareholders’ equity (book)	18.43%	25.20%	-26.9%
Return on average total shareholders’ equity (tangible) (3)	20.45%	25.20%	-18.8%
Return on average total assets	1.77%	2.19%	-19.2%
Net interest spread	5.39%	6.07%	-11.2%
Net interest margin	5.73%	6.52%	-12.1%
Total revenue (net int inc + non int inc)	$13,264	$11,643	13.9%
Efficiency ratio (4)	52.62%	49.11%	7.2%
Asset Quality Ratios
Loan loss reserve	10,310	7,964	29.5%
Reserve to ending total loans	1.54%	1.51%	2.1%
Non-performing assets (5)	125	1,278	-90.2%
Non-performing assets to total assets	0.02%	0.21%	-92.7%
Delinquent >30 days to total loans	0.10%	0.23%	-56.5%
Net Charge off’s	93	406	-77.1%
Net loan charge-offs (annualized)	0.06%	0.31%	-80.6%
Mortgage Activity
Mortgage Originations	$32,905	$82,649	-60.2%
Total Servicing Portfolio (sold loans)	$515,402	$479,157	7.6%
Capitalized Mortgage Servicing Rights (MSR’s)	$4,629	$3,971	16.6%
Capital Ratios
Average shareholders’ equity to average assets	9.62%	8.70%	10.6%
Leverage ratio (6) (Est Q1-04)	8.76%	8.94%	-2.0%
Total risk-based capital ratio (6) (Est Q1-04)	11.44%	11.17%	2.4%

Notes:
(1)	Core deposits include all demand, interest bearing demand, savings plus time deposits of amounts less than $100,000.
(2)	Adjusted to reflect a five-for-four stock split declared in March 2004.
(3)	Excludes goodwill, core deposit intangible and other identifiable intangible assets, related to acquisition of Community Bank of Grants Pass.
(4)	Efficiency ratio is noninterest expense divided by (net interest income + noninterest income).
(5)	Nonperforming assets consist of loans contractually past due 90 days or more, nonaccrual loans and other real estate owned.
(6)	Computed in accordance with FRB and FDIC guidelines.

Total Shares Outstanding as of 3/31/04:          16,615,853